ASB Bancorp, Inc. Reports Second Quarter Results

ASHEVILLE, N.C., July 31, 2013 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the second quarter and year-to-date period ended June 30, 2013. The Company reported a net loss of $206,000, or $0.04 per share, for the quarter ended June 30, 2013 compared to a net loss of $114,000, or $0.02 per share, for the same quarter of 2012. For the six months ended June 30, 2013, the Company reported net income of $534,000, or $0.11 per share, compared to net income of $170,000, or $0.03 per share, for the same period of 2012.

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"Second quarter results indicate continued focus on our goal of improving the Bank's interest margin, with an increase in the loan portfolio for the quarter of $22.3 million and an increase in core deposits of $3.5 million for the same period," said Suzanne S. DeFerie, President and Chief Executive Officer. "While we are not pleased with the reported loss for the quarter, it is based primarily on a write-down of $1.2 million in foreclosed real estate to facilitate a potential sale of a substantial portion of a foreclosed asset for which the Bank has received an executed letter of intent from a qualified buyer and which, if such sale is completed, will further reduce nonperforming assets to a more improved level."

Second Quarter Highlights

  A net loss of $206,000, or $0.04 per share, was posted for the second quarter of 2013, but net income of $534,000, or $0.11 per share, for the six months ended June 30, 2013. The quarterly loss primarily resulted from an additional $1.2 million write-down of the Bank's largest foreclosed property that was based primarily on the receipt of a an executed letter of intent to purchase all of the remaining residential units of the mixed use project.
  Loans increased $22.3 million for the quarter to $417.8 million as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Nonperforming loans remained low at $1.5 million, or 0.37% of total loans, at June 30, 2013. The allowance for loan losses was 552.5% of nonperforming loans at June 30, 2013. Delinquent loans also remained low at $2.5 million, or 0.60% of total loans at June 30, 2013.
  Nonperforming assets, including foreclosed properties, decreased $1.5 million during the second quarter to $18.2 million, or 2.42% of total assets, at June 30, 2013 and have improved in each of the previous four quarters.
  Core deposits, or deposits excluding time deposits, increased $3.5 million to $401.8 million at June 30, 2013 from $398.3 million at March 31, 2013 and have increased in each of the previous four quarters.
  Book value per share was $19.65 at June 30, 2013.
  The Company approved an additional 5% stock repurchase plan, or approximately 265,266 shares, during the second quarter of 2013 of which 21,000 shares of common stock were repurchased at an average cost of $16.34 per share during the quarter.

Balance Sheet Review

Assets. Total assets increased $3.2 million, or 0.4%, to $752.6 million at June 30, 2013 from $749.4 million at December 31, 2012. Cash and cash equivalents decreased $9.1 million, or 19.2%, to $38.3 million at June 30, 2013 from $47.4 million at December 31, 2012. Investment securities increased $5.1 million, or 2.1%, to $248.5 million at June 30, 2013 from $243.4 million at December 31, 2012, primarily due to the reinvestment of proceeds from the sale of investment securities in the fourth quarter of 2012 that settled in the first quarter of 2013. Loans receivable, net of deferred fees, increased $30.1 million, or 7.8%, to $417.8 million at June 30, 2013 from $387.7 million at December 31, 2012 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $9.9 million, or 1.7%, to $588.2 million at June 30, 2013 from $578.3 million at December 31, 2012. During the six months ended June 30, 2013, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $12.7 million, or 3.3%, to $401.8 million at June 30, 2013 from $389.1 million at December 31, 2012. Non-interest-bearing deposits increased $6.3 million, or 9.6%, to $71.6 million at June 30, 2013 from $65.3 million at December 31, 2012. Over the same period, certificates of deposit decreased $2.9 million, or 1.5%, to $186.3 million at June 30, 2013 from $189.2 million at December 31, 2012. Accounts payable and other liabilities increased $1.1 million, or 12.1%, to $10.2 million at June 30, 2013 from $9.1 million at December 31, 2012.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $16,000 for the three months ended June 30, 2013 compared to $1.3 million for the three months ended June 30, 2012. The decrease in the provision was due to the combination of improvement in the economy, loan delinquencies and the credit quality of the loan portfolio, in addition to fewer charge-offs. The allowance for loan losses totaled $8.5 million, or 2.04% of total loans, at June 30, 2013 compared to $8.5 million, or 2.20% of total loans, at December 31, 2012. The Company charged off $87,000 in loans during the three months ended June 30, 2013 compared to $382,000 during the three months ended June 30, 2012.

The provision for loan losses was $128,000 for the six months ended June 30, 2013 compared to $1.9 million for the six months ended June 30, 2012. As was the case for the second quarter, the decrease in the provision was due to improvement in the economy, loan delinquencies and the credit quality of the loan portfolio, in addition to fewer charge-offs, which were $192,000 for the first six months of 2013 compared to $1.1 million for the first six months of 2012.

Nonperforming assets. Nonperforming assets totaled $18.2 million, or 2.42% of total assets, at June 30, 2013, compared to $20.6 million, or 2.74% of total assets, at December 31, 2012. Nonperforming assets included $1.5 million in nonperforming loans and $16.7 million in foreclosed real estate at June 30, 2013, compared to $1.2 million and $19.4 million, respectively, at December 31, 2012.

Nonperforming loans increased $393,000, or 34.1%, to $1.5 million at June 30, 2013 from $1.2 million at December 31, 2012. At June 30, 2013, nonperforming loans included seven residential mortgage loans that totaled $824,000, one commercial mortgage loan in the amount of $387,000, two commercial and industrial loans that totaled $177,000, one revolving home equity loan in the amount of $94,000, and one construction and land development loan in the amount of $50,000. As of June 30, 2013, the nonperforming loans had specific reserves totaling $150,000.

Foreclosed real estate at June 30, 2013 included 14 properties with a total carrying value of $16.7 million compared to 18 properties with a total carrying value of $19.4 million at December 31, 2012. During the six months ended June 30, 2013, there were two new properties in the amount of $291,000 added to foreclosed real estate, while six properties totaling $1.7 million were sold. The Bank also added $1.4 million in loss provisions.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired (i) 44 of the 48 condominium units in the building including all eight of the retail units, three of which are leased, (ii) eight of the 11 commercial office condominiums, three of which were sold by the developer prior to the foreclosure, and (iii) 28 of the 29 residential units, one of which was sold by the developer prior to the foreclosure. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During the second quarter of 2013, the Bank recorded an additional write-down of $1.2 million primarily based on its receipt of a letter of intent from a qualified prospective buyer to purchase all of the remaining residential units, which resulted in an adjusted recorded amount of $8.6 million at June 30, 2013.

Income Statement Analysis

Net Interest Income. Net interest income decreased by $75,000, or 1.6%, to $4.6 million for the three months ended June 30, 2013 from $4.7 million for the three months ended June 30, 2012. Total interest and dividend income decreased by $719,000, or 11.2%, to $5.7 million for the three months ended June 30, 2013 compared to $6.4 million for the three months ended June 30, 2012, primarily as a result of a 14 basis point decrease in yields on interest-earning assets, a $11.4 million decrease in average loan balances and a $35.7 million decrease in the average balances of all other interest-earning assets, including investments. The decline in total interest and dividend income was partially offset by a $644,000, or 36.9%, decrease in interest expense to $1.1 million for the three months ended June 30, 2013 from $1.7 million for the three months ended June 30, 2012. The decrease in interest expense resulted from a 37 basis point reduction in the average rate paid on interest-bearing liabilities and a decline of $40.2 million in the average balances of interest-bearing liabilities, comparing the three-month periods.

Net interest income decreased by $66,000, or 0.7%, to $9.2 million for the six months ended June 30, 2013 as compared to $9.3 million for the six months ended June 30, 2012. Total interest and dividend income decreased by $1.5 million, or 11.7%, to $11.4 million for the six months ended June 30, 2013 from $12.9 million for the six months ended June 30, 2012. The decrease in interest and dividend income was primarily a result of a 14 basis point decrease in yields on interest-earning assets and a $49.8 million decrease in the average balances of interest-earning assets. The decline in total interest and dividend income was essentially offset by a $1.5 million, or 39.5%, decrease in interest expense to $2.2 million for the six months ended June 30, 2013 from $3.7 million for the six months ended June 30, 2012. The decrease in interest expense resulted from a 42 basis point reduction in the average rate paid on interest-bearing liabilities and a decline of $44.2 million in the average balances of interest-bearing liabilities.

Noninterest Income. Noninterest income increased $523,000, or 26.2%, to $2.5 million for the three months ended June 30, 2013 from $2.0 million for the three months ended June 30, 2012. Factors that contributed to the increase in noninterest income during the 2013 period were increases of $368,000 in gains from the sale of investment securities, $110,000 in mortgage banking income, $65,000 from debit card services and $59,000 in other income from a Small Business Investment Company ("SBIC") investment, which were partially offset by the decrease of $81,000 in fees from deposits and other services. The increase in investment security gains resulted primarily from the Bank's efforts to better position its portfolio for rising rates, while the increase in mortgage banking income was attributable to higher volumes of mortgage loans sold. The decrease in deposit and other service charge income was primarily the result of lower deposit overdraft fees.

Noninterest income increased $453,000 to $4.4 million for the six months ended June 30, 2013 from $4.0 million for the six months ended June 30, 2012. Factors that contributed to the increase in noninterest income during the 2013 period were increases of $371,000 in mortgage banking income, $303,000 in other noninterest income and $117,000 in debit card service income related to increased transaction volumes, partially offset by decreases of $197,000 in service charge income and $141,000 in gains from sales of investment securities. The increase in mortgage banking income was attributable to higher volumes of mortgage loans sold. The increase in other noninterest income primarily related to an increase of $174,000 in other income from a SBIC investment. The decrease in deposit and other service charge income was primarily the result of lower deposit overdraft fees.

Noninterest Expense. Noninterest expenses increased $2.0 million, or 34.9%, to $7.5 million for the three months ended June 30, 2013 from $5.6 million for the three months ended June 30, 2012. The increase was attributable to increases of $1.1 million in foreclosed property expenses, $618,000 in salaries and employee benefits, $114,000 in other noninterest expenses, and $73,000 in data processing expenses. The increase in foreclosed property expenses related primarily to the increase in the loss provision compared to the prior year. The increase in salaries and benefits was primarily due to increases of $318,000 in compensation expenses, $277,000 in expenses related to the Bank's equity incentive plan, and $23,000 in payroll taxes and other benefit plan expenses. The increase in other noninterest expenses was primarily attributable to increased loan related expenses due to higher loan originations during 2013.

Noninterest expense increased $1.7 million, or 15.3%, to $12.9 million for the six months ended June 30, 2013 from $11.2 million for the six months ended June 30, 2012. The higher 2013 noninterest expenses primarily resulted from increases of $1.2 million in foreclosed property expenses, $437,000 in salaries and benefits and $32,000 in other noninterest expenses. The increase in foreclosed property expenses related primarily to the increase in the loss provision compared to the prior year. The increase in salaries and benefits was primarily due to increases of $441,000 in expenses related to the Bank's new equity incentive plan and a $440,000 increase in compensation expenses, which were partially offset by a $481,000 one-time credit to pension expense resulting from the curtailment of benefits for future service. The increase in other noninterest expenses was primarily attributable to increased loan related expenses due to higher loan originations during 2013.

The Bank is a North Carolina chartered stock savings bank with a community focus offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

				June 30,	December 31,
(dollars in thousands)				2013	2012*	% change

Total assets				$ 752,634	$ 749,354	0.4%
Cash and cash equivalents				38,289	47,390	-19.2%
Investment securities				248,501	243,385	2.1%
Loans receivable, net of deferred fees				417,790	387,721	7.8%
Allowance for loan losses				(8,523)	(8,513)	-0.1%
Deposits				588,156	578,299	1.7%
Core deposits				401,808	389,095	3.3%
FHLB advances				50,000	50,000	0.0%
Accounts payable and other liabilities				10,207	9,115	12.0%
Total equity				103,850	111,529	-6.9%
* Derived from audited consolidated financial statements.

Selected Operating Data

(dollars in thousands,	Three Months Ended			Six Months Ended
except per share data)	June 30,			June 30,
	2013	2012*	% change	2013	2012*	% change

Interest and
dividend income	$ 5,679	$ 6,398	-11.2%	$ 11,425	$ 12,937	-11.7%
Interest expense	1,099	1,743	-36.9%	2,216	3,662	-39.5%
Net interest income	4,580	4,655	-1.6%	9,209	9,275	-0.7%
Provision for loan losses	16	1,293	-98.8%	128	1,891	-93.2%
Net interest income
after provision for
loan losses	4,564	3,362	35.8%	9,081	7,384	23.0%
Noninterest income	2,522	1,999	26.2%	4,410	3,957	11.4%
Noninterest expense	7,541	5,588	34.9%	12,861	11,154	15.3%
Income (loss) before
income tax
provision (benefit)	(455)	(227)	-100.4%	630	187	236.9%
Income tax
provision (benefit)	(249)	(113)	-120.4%	96	17	464.7%
Net income (loss)	$ (206)	$ (114)	-80.7%	$ 534	$ 170	214.1%

Net income (loss) per
common share:
Basic	$ (0.04)	$ (0.02)	-100.0%	$ 0.11	$ 0.03	266.7%
Diluted	$ (0.04)	$ (0.02)	-100.0%	$ 0.11	$ 0.03	266.7%
Average shares outstanding:
Basic	4,683,950	5,156,843	-9.2%	4,801,789	5,152,941	-6.8%
Diluted	4,683,950	5,156,843	-9.2%	4,801,888	5,152,941	-6.8%
Ending shares outstanding	5,284,323	5,584,551	-5.4%	5,284,323	5,584,551	-5.4%
* Certain amounts for prior periods were reclassified to conform to the June 30, 2013 presentation.

Selected Average Balances and Yields/Costs

	For the Three Months Ended June 30,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 41,971	0.40%	$ 62,491	0.36%
Loans receivable	408,688	4.60%	420,084	4.70%
Investment securities	69,973	2.98%	68,807	2.08%
Mortgage-backed and similar securities	188,434	1.13%	204,079	2.17%
Other interest-earning assets	3,131	2.18%	3,881	1.55%
Interest-bearing deposits	517,200	0.47%	547,247	0.84%
Federal Home Loan Bank advances	50,000	3.92%	60,000	4.04%

Interest rate spread		2.49%		2.26%
Net interest margin		2.65%		2.49%

	For the Six Months Ended June 30,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 42,671	0.39%	$ 65,192	0.34%
Loans receivable	404,192	4.64%	425,643	4.73%
Investment securities	68,883	2.92%	65,768	2.19%
Mortgage-backed and similar securities	190,533	1.32%	198,862	2.17%
Other interest-earning assets	3,268	2.34%	3,877	1.61%
Interest-bearing deposits	514,915	0.49%	548,968	0.90%
Federal Home Loan Bank advances	50,000	3.92%	60,000	4.03%

Interest rate spread		2.52%		2.24%
Net interest margin		2.68%		2.48%

Selected Asset Quality Data

	Three Months Ended		Six Months Ended
Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2013	2012	2013	2012

Allowance for loan losses, beginning of period	$ 8,553	$ 10,562	$ 8,513	$ 10,627
Provision for loan losses	16	1,293	128	1,891

Charge-offs	(87)	(382)	(192)	(1,098)
Recoveries	41	90	74	143
Net charge-offs	(46)	(292)	(118)	(955)

Allowance for loan losses, end of period	$ 8,523	$ 11,563	$ 8,523	$ 11,563

Allowance for loan losses as a percent of:
Total loans	2.04%	2.83%	2.04%	2.83%
Total nonperforming loans	552.01%	63.42%	552.01%	63.42%

Nonperforming Assets	June 30,	December 31,
(dollars in thousands)	2013	2012	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ 50	$ 40	25.0%
Commercial mortgage	387	-	n/a
Commercial and industrial	177	114	55.3%
Total commercial	614	154	298.7%
Non-commercial:
Residential mortgage	824	808	2.0%
Revolving mortgage	94	155	-39.4%
Consumer	12	34	-64.7%
Total non-commercial	930	997	-6.7%
Total nonaccruing loans (1)	1,544	1,151	34.1%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,544	1,151	34.1%

Foreclosed real estate	16,660	19,411	-14.2%

Total nonperforming assets	18,204	20,562	-11.5%

Performing troubled debt restructurings (2)	5,317	5,065	5.0%
Performing troubled debt restructurings and
total nonperforming assets	$ 23,521	$ 25,627	-8.2%

Nonperforming loans as a percent of total loans	0.37%	0.30%
Nonperforming assets as a percent of total assets	2.42%	2.74%
Performing troubled debt restructurings and
total nonperforming assets to total assets	3.13%	3.42%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	June 30, 2013		December 31, 2012
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial mortgage	1	$ 874	2	$ 1,709
Commercial construction and land development	11	15,380	10	16,642
Residential mortgage	2	406	5	944
Residential construction	-	-	1	116
Total	14	$ 16,660	18	$ 19,411

Foreclosed Real Estate		Six Months Ended
(dollars in thousands)		June 30, 2013

Beginning balance		$ 19,411
Transfers from loans		291
Capitalized cost		12
Loss provisions		(1,422)
Gain on sale of foreclosed properties		54
Net proceeds from sales of foreclosed properties		(1,686)
Ending balance		$ 16,660

Selected Average Balances and Performance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands)	2013	2012	2013	2012

Selected Average Balances
Average total interest-earning assets	$ 712,197	$ 759,342	$ 709,547	$ 759,342
Average total assets	755,420	790,939	756,108	791,588
Average total interest-bearing deposits	517,200	547,247	514,915	548,968
Average total deposits	586,511	604,361	582,678	604,323
Average total interest-bearing liabilities	567,842	608,046	565,550	609,757
Average total stockholders' equity	107,840	116,804	109,177	116,613

Selected Performance Ratios
Return on average assets (1)	-0.11%	-0.06%	0.14%	0.04%
Return on average equity (1)	-0.77%	-0.39%	0.99%	0.29%
Interest rate spread (1) (2)	2.49%	2.26%	2.52%	2.24%
Net interest margin (1) (3)	2.65%	2.49%	2.68%	2.48%
Noninterest expense to average assets (1)	4.00%	2.84%	3.43%	2.83%
Efficiency ratio (4)	104.40%	83.48%	92.87%	83.81%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Data

	Three Month Periods Ended
(dollars in thousands,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share data)	2013	2013*	2012*	2012*	2012*

Income Statement Data:
Interest and dividend income	$ 5,679	$ 5,746	$ 5,967	$ 6,088	$ 6,398
Interest expense	1,099	1,117	1,303	1,527	1,743
Net interest income	4,580	4,629	4,664	4,561	4,655
Provision for (recovery of) loan losses	16	112	(733)	542	1,293
Net interest income after
provision for loan losses	4,564	4,517	5,397	4,019	3,362
Noninterest income	2,522	1,888	3,083	2,416	1,999
Noninterest expense	7,541	5,320	8,178	5,760	5,588
Income (loss) before income
tax provision (benefit)	(455)	1,085	302	675	(227)
Income tax provision (benefit)	(249)	345	67	218	(113)
Net income (loss)	$ (206)	$ 740	$ 235	$ 457	$ (114)

Per Share Data:
Net income (loss) per share – Basic	$ (0.04)	$ 0.15	$ 0.05	$ 0.09	$ (0.02)
Net income (loss) per share – Diluted	$ (0.04)	$ 0.15	$ 0.05	$ 0.09	$ (0.02)
Book value per share	$ 19.65	$ 20.25	$ 19.97	$ 20.99	$ 20.79
Weighted average shares outstanding:
Basic	4,683,950	4,833,997	4,986,599	5,164,506	5,156,843
Diluted	4,683,950	4,834,195	4,986,599	5,164,506	5,156,843
Ending shares outstanding	5,284,323	5,305,323	5,584,551	5,584,551	5,584,551

	As Of	As Of	As Of	As Of	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2013	2013	2012**	2012	2012

Ending Balance Sheet Data:
Total assets	$ 752,634	$ 757,522	$ 749,354	$ 772,407	$ 798,667
Cash and cash equivalents	38,289	50,321	47,390	50,583	73,475
Investment securities	248,501	261,880	243,385	281,166	284,671
Loans receivable, net of deferred fees	417,790	395,540	387,721	402,724	409,140
Allowance for loan losses	(8,523)	(8,553)	(8,513)	(10,220)	(11,563)
Deposits	588,156	589,626	578,299	586,686	606,022
Core deposits	401,808	398,338	389,095	379,237	375,478
FHLB advances	50,000	50,000	50,000	60,000	60,000
Total equity	103,850	107,433	111,529	117,225	116,079

Asset Quality:
Nonperforming loans	$ 1,544	$ 1,548	$ 1,151	$ 12,724	$ 18,232
Nonperforming assets	18,204	19,676	20,562	24,324	26,847
Nonperforming loans to total loans	0.37%	0.39%	0.30%	3.16%	4.46%
Nonperforming assets to total assets	2.42%	2.60%	2.74%	3.15%	3.36%
Allowance for loan losses	$ 8,523	$ 8,553	$ 8,513	$ 10,220	$ 11,563
Allowance for loan losses to total loans	2.04%	2.16%	2.20%	2.54%	2.83%
Allowance for loan losses to
nonperforming loans	552.01%	552.52%	739.62%	80.32%	63.42%
* Certain amounts for prior periods were reclassified to conform to the June 30, 2013 presentation.
The reclassifications had no effect on net income or equity as previously reported.
** Ending balance sheet data as of December 31, 2012 was derived from audited consolidated financial statements.